EXHIBIT (e)(1)(A)

ETF Distribution Agreement

THIS ETF DISTRIBUTION AGREEMENT (“Agreement”) is by and between Foreside Fund Services, LLC (the “Distributor”) and John Hancock Exchange-Traded Fund Trust (the “Trust”).

WHEREAS, the Distributor and the Trust have previously entered into the ETF Distribution Agreement dated July 9, 2015, as amended (the “Existing Agreement”);

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to LM Foreside Holdings LLC (the “Transaction”);

Whereas, it is anticipated that the Transaction will constitute a “change of control” of the Distributor and, therefore, an “assignment,” as such term is defined under the Investment Company Act of 1940, as amended (“1940 Act”) of the Existing Agreement; and

WHEREAS, consistent with Section 15 of the 1940 Act, the Existing Agreement terminates automatically in the event of its “assignment” as defined in the 1940 Act.

Effective as of the closing of the Transaction, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Existing Agreement, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) vote of a majority of the Board of Trustees (“Trustees”) of the Trust or by the vote of a majority of the outstanding voting securities of a Fund and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the closing date of the Transaction.

FORESIDE FUND SERVICES, LLC		JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	/s/ Richard J. Berthy	By:	/s/ Phil Fontana
	Richard J. Berthy, President	Name:	Phil Fontana
		Title:	Vice President, Investments